EXHIBIT 99

[PRINCETON NATIONAL BANCORP, INC. LOGO]
                                                                   DATE: 2/29/00

                        PRINCETON NATIONAL BANCORP, INC.
                      ANNOUNCES 5% STOCK REPURCHASE PROGRAM


PRINCETON, Illinois -- February 29, 2000 -- Princeton National Bancorp, Inc. (NASDAQ: PNBC) today announced it is implementing a stock repurchase program whereby the Company may repurchase from time to time up to 5% (or 183,386 shares) of its outstanding shares of common stock in the open market or in private transactions over the next twelve months. Purchases will be dependent upon market conditions and the availability of shares. The Company currently has 3,667,729 outstanding shares of common stock. The prior 3% stock repurchase program was completed on December 3, 1999.

Tony J. Sorcic, President & Chief Executive Officer of the Company, stated "the repurchase program represents a prudent use of capital, which facilitates capital management and benefits the shareholder through increased liquidity in their stock. The remaining shareholders will also benefit by owning a larger percentage of the outstanding shares and, assuming earnings are equal, the earnings per share will increase. This attractive use of capital benefits the shareholders and the Company, particularly at current market valuations".

Princeton National Bancorp's subsidiary, Citizens First National Bank, has community banking offices in Princeton, Peru, Genoa, Oglesby, Spring Valley, Sandwich, Henry, Minooka, DePue, Hampshire, and soon to be in Huntley.



    This release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company.

          Actual results may differ materially from these projections.


Inquiries should be directed to:   Lou Ann Birkey, A.V.P. & Corporate Secretary,
                                   Princeton National Bancorp, Inc.
                                   (815)875-4444
                                   E-Mail address: pnbc@citizens1st.com